Exhibit 99.1

News Release

Contacts:	Praxair, Inc.
39 Old Ridgebury Road
Susan Szita Gore, Media (203) 837-2311 — susan_szita-gore@praxair.com	Danbury, CT 06810, U.S.A
www.praxair.com
Elizabeth Hirsch, Investors (203) 837-2354 — liz_hirsch@praxair.com
PRAXAIR REJECTS CADE ALLEGATIONS IN BRAZIL
DANBURY, Conn., September 2, 2010 — On September 1, CADE (Brazilian Administrative Council for Economic Defense) announced alleged anticompetitive activity on the part of five industrial gas companies in Brazil and imposed fines. CADE imposed a civil fine of 2.2 billion reais ($1.3 billion) on White Martins, the Brazil-based subsidiary of Praxair, Inc.
     Praxair and White Martins are shocked by the fine and absolutely reject all claims, including the allegation that White Martins is a repeat offender.
     Praxair strongly believes that the allegations of anticompetitive activity against our Brazilian subsidiary are not supported by valid and sufficient evidence. We further believe that the fine represents a gross and arbitrary disregard of Brazilian law. The reference to a repeat offense involves a previous non-cartel-related case that is under appeal.
     We have strong defenses in both cases and are confident that we will prevail on appeal and have the fine overturned.
     Praxair and White Martins reaffirm their commitment to fair competition and to Brazil, where for 98 years the company has invested in developing new technologies, professional talent and social projects.
     Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2009 sales of $9 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
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